UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 1, 2013

Affinity Gaming
(Exact name of registrant as specified in its charter)

Nevada	000-54085	02-0815199
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3755 Breakthrough Way Suite 300 Las Vegas, NV	89135	(702) 341-2400
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets.

On February 1, 2013, we completed the previously announced sale of our Sands Regency Casino Hotel in Reno, Nevada, the Gold Ranch Casino & RV Resort in Verdi, Nevada, and the Dayton Depot Casino in Dayton, Nevada to Truckee Gaming, LLC for a net purchase price of $17.4 million in cash, subject to customary post-closing adjustments, pursuant to the Asset Purchase Agreement, dated as of September 7, 2012, by and among The Sands Regent, LLC, Truckee Gaming, LLC, Affinity Gaming (formerly, Affinity Gaming, LLC), Dayton Gaming, LLC and California Prospectors, Ltd.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2013, in connection with the completion of the sale described in Item 2.01 above, our Chief Operating Officer, Ferenc Szony, submitted his resignation effective immediately and will leave us to become a managing principal at Truckee Gaming, LLC. As previously disclosed, Mr. Szony will continue to provide consulting services on our behalf through at least April 2015, primarily relating to our consulting agreement with Hotspur Casinos, Nevada, Inc., the operator of the Rampart Casino at the J.W. Marriott Resort in Las Vegas.

Item 7.01    Regulation FD Disclosure.

On February 1, 2013, we issued a press release announcing the completion of the sale described in Item 2.01 above. We are furnishing a copy of the press release as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01(d)    Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Affinity Gaming

Date:	February 1, 2013	By:	/s/ Donna Lehmann
Donna Lehman
Senior Vice President, CFO and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated February 1, 2013